                                                                    Exhibit 10.3

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

              BINDING LETTER AGREEMENT BY AND BETWEEN DEY, L.P. AND
                           CRITICAL THERAPEUTICS, INC.

This Binding Letter Agreement by and between Dey, L.P. ("DEY") and Critical Therapeutics, Inc. ("CRTX" and together with DEY, the "Parties") dated as of March 13, 2007 is intended to be binding upon each party. The Parties intend to further incorporate the terms set forth herein into a more detailed written agreement (the "[**] Definitive Agreement") but if the Parties were to fail to agree upon such a [**] Definitive Agreement, the terms of this Binding Letter Agreement shall govern the relationship between the Parties regarding the co-promotion of the Product (as defined below) and set forth the binding agreement of the Parties with respect thereto. The Parties are simultaneously executing a Co-Promotion and Marketing Services Agreement relating to Zileuton IR and Zileuton XR (the "Zileuton Co-Promotion Agreement"). In consideration of the mutual promises set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

                        [**] CO-PROMOTION AGREEMENT TERMS

Product: [**], which is the subject of DEY's NDA No.[**] ("[**]" or the "Product").

Term: The "Term" will begin on the later of: (i) the Effective Date (as defined in the Zileuton Co-Promotion Agreement); or (ii) the date on which CRTX sales force expansion completes with [**] representatives ready to start field detailing. The Term will expire upon the termination date of the Zileuton Co-Promotion Agreement.

A.   BASIC TERMS OF AGREEMENT

Grant of Rights:

1) DEY grants CRTX the right to co-promote the Product with DEY. DEY reserves the right to co-promote the Product with its sales force. DEY also reserves the sole right to establish the marketing plans for [**] without input from CRTX.

Obligations of the Parties:

2) Each Party will assign an Alliance Manager to oversee compliance with this Binding Letter Agreement and, if finalized, the [**] Definitive Agreement.

3) During the Term, CRTX shall deliver at least [**] details per month in the secondary position for the Product. Total details will be determined and agreed by the Parties, but will not be less than [**] per month by CRTX unless agreed by both parties.

4) CRTX shall acquire Product sample supplies for sampling activities by CRTX sales force from DEY at [**], provided however, CRTX shall have no minimum sampling obligations. CRTX sales force has the option to perform sampling or Business Reply Card distributions during its sales calls.

B.   FINANCIAL TERMS

     Definitions:

     - "Commercial Launch Date" means the date after FDA approval of the NDA for [**] when [**] has been produced and released by DEY, ready for purchase by Third Party wholesalers and/or retailers in the Territory.

     - "Retail Units" means the retail channel units as reported in the script data that DEY purchases from Wolters Kluwer Health ("WKH"), or similar party. A unit is equivalent to [**] of [**].

     - "WAC Price" means Dey's invoice price [**] of [**] to its wholesalers, commonly known as the Wholesaler Acquisition Cost as may also be published in First DataBank or other price reporting agencies."

     - "Rebates and Discounts" includes prompt-pay discounts, rebates, administration fees, Medicaid rebates, Product returns, chargebacks, and other sales deductions. DEY will use commercially reasonable efforts to allocate Rebates and Discounts between retail and non-retail sales channels based on actual experience.

     - "Net Retail Average Selling Price" means the WAC Price per unit less "Rebates and Discounts" per unit

     - "Retail Units up to Annual Retail Baseline Units" or "ARBU" means the Retail Units forecasted by DEY based on detailing by DEY sales force only, and no detailing by CRTX sales force

     Co-Promotion Fees:

          After the Commercial Launch Date, DEY will pay CRTX the following Co-Promotion Fees:

          1) For Retail Units up to Annual Retail Baseline Units ("ARBU"), no Co-Promotion Fee will be paid

          2) Tier 1: For the first [**] Retail Units above ARBU, Co-Promotion Fee is paid according to the following formula:
               (Applicable Retail Units) x (Net Retail Average Selling Price) x [**]%

          3) Tier 2: For the Retail Units above Tier 1 (units above ARBU plus [**] units), Co-Promotion Fee is paid according to the following formula:
               (Applicable Retail Units) x (Net Retail Average Selling Price) x [**]%

          4) In the event DEY materially increases or decreases the size of its Sales Force, the Parties will renegotiate a mutually agreeable split of Net Sales for the Tier 2 Co-Promotion Fee based on the adjusted contribution

     ARBU:

     ARBU for 2007 through 2009 is provided in Exhibit A. The ARBU will be reassessed annually beginning in January 1, 2009.

C.   MISCELLANEOUS


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

     1. Governing Law. This Binding Letter Agreement shall be governed by, and construed in accordance with the law of the State of New York without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

     2. Definitive Agreement. As noted above, this Binding Letter Agreement is binding, and the Parties anticipate that they will negotiate and execute the [**] Definitive Agreement within ninety (90) days after signing this Binding Term Sheet. If for any reason the Parties are unable to reach agreement upon the [**] Definitive Agreement, it is the intent of the Parties that, in interpreting the terms of the Binding Term Sheet, the provisions of the Zileuton Co-Promotion Agreement, and the principles embodied therein, shall, to the extent relevant, be taken into consideration.

     3. Termination: CRTX may terminate this Binding Letter Agreement or [**] Definitive Agreement with a 90-day advance notice after June 30, 2008.

     IN WITNESS WHEREOF, the Parties have caused this Binding Letter Agreement to be executed on the date first above written.

DEY L.P.                                CRITICAL THERAPEUTICS, INC.


By:/s/ J. Melville Engle                By: /s/ Frank E. Thomas
   ----------------------------------       ------------------------------------
Name: J. Melville Engle                 Name: Frank E. Thomas
Title: President and CEO                Title: President and CEO
Date: March 13, 2007                    Date: March 13, 2007


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

                                   EXHIBIT A:

     Annual Forecast of Retail Units of [**] (in [**])

2007   2008   2009
----   ----   ----
[**]   [**]   [**]

Assumes [**] launches on [**].


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